Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated April 17, 2023, relating to the consolidated financial statements of 10X Capital Venture Acquisition Corp. II (which includes explanatory paragraph relating to 10X Capital Venture Acquisition Corp. II’s ability to continue as a going concern), which is contained in that Prospectus. We also consent the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

December 29, 2023